Exhibit 99.1

DIALECTIC CAPITAL PARTNERS, LP
875 Third Avenue, 15th Floor
New York, New York 10022

January 11, 2011

BY FACSIMILE AND OVERNIGHT COURIER

Advanced Analogic Technologies Incorporated
830 East Arques Avenue
Sunnyvale, California 94085
Attn: Board of Directors

Dear Members of the Board:

Dialectic Capital Partners, LP, together with its affiliates, currently own 2,960,629 shares of Common Stock of Advanced Analogic Technologies Incorporated (the “Company”), constituting approximately 7.0% of the outstanding shares.  As significant stockholders of the Company, we are troubled by the Company’s disappointing stock price performance.  In our view, this is a reflection of poor financial performance and a failure to execute a viable growth strategy.  We believe these issues are directly attributable to the current management and the Board, who must be held accountable for the losses endured by long-term stockholders.  Accordingly, we intend to nominate individuals for election to the Board at the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”).  We believe the election of our independent nominees will help ensure the best interests of stockholders are properly represented on the Board.

As you are aware, since the Company’s IPO the Company has been unable to maintain consistent growth or profitability.  Although the CEO is a highly respected engineer, we believe he has failed to translate his engineering talents into consistent profits for shareholders.  In addition, the Chairman has a history of unsuccessful related party transactions involving other entities, and we would be disappointed if we discovered that he is leading the Company down a similar path.

That is why we strongly believe a reconstituted Board with independent stockholder representatives is required to reverse the long, steep decline in stockholder value.  In our opinion, a reconstituted Board focused on reviewing all strategic alternatives, including a sale of the Company, presents the best opportunity of increasing value for all stockholders.  Accordingly, we intend to hold the Board fully accountable for any ill-advised transactions or other actions that erode stockholder value until stockholders have an opportunity to vote at the 2011 Annual Meeting.

Very truly yours,

Dialectic Capital Partners, LP

By:	Dialectic Capital Management, LLC Investment Manager

By:	/s/ John Fichthorn
	Name:	John Fichthorn
	Title:	Managing Member

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Dialectic Capital Management, LLC (“Dialectic”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders of Advanced Analogic Technologies Incorporated (the “Company”).

DIALECTIC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL-FREE AT (877) 285-5990 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be Dialectic, Dialectic Capital Partners, LP (“DCP”), Dialectic Offshore, Ltd. (“DOF”), Dialectic Antithesis Partners, LP (“DAP”), Dialectic Antithesis Offshore, Ltd. (“DAO”), Dialectic Offshore, L2, Ltd. (“DOL2”), John Fichthorn and Luke Fichthorn (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Dialectic with the SEC on August 9, 2010, as amended or may be amended from time to time (the “Schedule 13D”).  The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 2,960,629 shares of Common Stock of the Company, consisting of the following: (1) 506,212 shares owned directly by DCP, (2) 335,327 shares owned directly by DOF, (3) 899,501 shares owned directly by DAP, (4) 674,672 shares owned directly by DAO and (5) 544,917 shares owned directly by DOL2.